Exhibit 2.3

SHARE EXCHANGE AGREEMENT

BY AND AMONG

ACTINIUM PHARMACEUTICALS, INC.

AND

ACTINIUM CORPORATION

AND

THE SHAREHOLDERS OF ACTINIUM CORPORATION

Dated as of:  August 22, 2013

SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT (“Agreement”), dated as of August 22, 2013, is made by and among ACTINIUM PHARMACEUTICALS, INC., a corporation organized under the laws of Delaware (fka, Cactus Ventures, Inc.)(the “Acquiror”), ACTINIUM CORPORATION, a corporation organized under the laws of Delaware (fka, Actinium Pharmaceuticals, inc.)(the “Acquiree”), and each of the Persons listed on Schedule I hereto who are shareholders of the Acquiree (collectively, the “Acquiree Shareholders,” and individually an “Acquiree Shareholder”).  Each of the Acquiror, Acquiree and Acquiree Shareholders are referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, on December 28, 2012 (the “Reverse Merger Closing Date”), Acquiree, Acquiror, the former majority shareholder of Acquiror and certain Acquiree shareholders completed a reverse merger (the “Share Exchange”), whereby Acquiror acquired 21% of the issued and outstanding Acquiree Common Stock (as defined below) from certain Acquiree shareholders in exchange for the issuance of 4,309,015 shares of Acquiror Common Stock to the Acquiree shareholders (the “Reverse Merger”);

WHEREAS, as a result of the Reverse Merger Acquiror assumed the business and operations of Acquiree; and

WHEREAS, the Acquiree Shareholders have agreed to transfer to the Acquiror, and the Acquiror has agreed to acquire from the Acquiree Shareholders, all of the Acquiree Shares (as defined below), which Acquiree Shares constitute 38.2% of the outstanding shares of Acquiree Common Stock (as defined below), in exchange for the Acquiror Shares (as defined below), which Acquiror Shares shall constitute approximately 31.3% of the issued and outstanding shares of Acquiror Common Stock (as defined below) immediately after the closing of the transactions contemplated herein (assuming a 100% share exchange), in each case, on the terms and conditions as set forth herein;

NOW, THEREFORE, in consideration of the foregoing premises, and the covenants, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and accepted, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1 Definitions.  For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

“Accredited Investor” has the meaning set forth in Rule 501 under the Securities Act.

“Acquiree” has the meaning set forth in the preamble.

“Acquiree Common Stock” means the common stock, $0.01 par value per share, of the Acquiree.

“Acquiree Organizational Documents” has the meaning set forth in Section 4.6.

“Acquiree Shareholder” and “Acquiree Shareholders” have the respective meanings set forth in the preamble.

“Acquiree Shares” has the meaning set forth in Section 2.1.

“Acquiror” has the meaning set forth in the recitals.

“Acquiror Common Stock” means the common stock, par value $0.01 per share, of the Acquiror.

“Acquiror Disclosure Schedule” has the meaning set forth in Article V.

“Acquiror Most Recent Fiscal Year End” means December 31, 2011.

 “Acquiror Shares” has the meaning set forth in Section 2.1.

 “Action” means any action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.

“Agreement” has the meaning set forth in the preamble.

“BHCA” has the meaning set forth in Section 5.23.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed.

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended.

 “Contract” means any written or oral contract, lease, license, indenture, note, bond, agreement, arrangement, understanding, permit, concession, franchise or other instrument.

 “DTC” has the meaning set forth in Section 5.28.

“Environmental Laws” has the meaning set forth in Section 5.17.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the SEC thereunder, all as the same will then be in effect.

 “Federal Reserve” has the meaning set forth in Section 5.23.

“GAAP” means, with respect to any Person, generally accepted accounting principles in the U.S. applied on a consistent basis with such Person’s past practices.

“Governmental Authority” means any domestic or foreign, federal or national, state or provincial, municipal or local government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, political subdivision, commission, court, tribunal, official, arbitrator or arbitral body.

“Hazardous Materials” has the meaning set forth in Section 5.17.

“Indebtedness” means without duplication, (a) all indebtedness or other obligation of the Person for borrowed money, whether current, short-term, or long-term, secured or unsecured, (b) all indebtedness of the Person for the deferred purchase price for purchases of property outside the Ordinary Course of Business, (c) all lease obligations of the Person under leases which are capital leases in accordance with GAAP, (d) any off-balance sheet financing of the Person including synthetic leases and project financing, (e) any payment obligations of the Person in respect of banker’s acceptances or letters of credit (other than stand-by letters of credit in support of ordinary course trade payables), (f) any liability of the Person with respect to interest rate swaps, collars, caps and similar hedging obligations, (g) any liability of the Person under deferred compensation plans, phantom stock plans, severance or bonus plans, or similar arrangements made payable as a result of the transactions contemplated herein, (h) any indebtedness referred to in clauses (a) through (g) above of any other Person which is either guaranteed by, or secured by a security interest upon any property owned by, the Person and (i) accrued and unpaid interest of, and prepayment premiums, penalties or similar contractual charges arising as result of the discharge at the Closing of, any such foregoing obligation.

 “Intellectual Property” means all industrial and intellectual property, including, without limitation, all U.S. and non-U.S. patents, patent applications, patent rights, trademarks, trademark applications, common law trademarks, Internet domain names, trade names, service marks, service mark applications, common law service marks, and the goodwill associated therewith, copyrights, in both published and unpublished works, whether registered or unregistered, copyright applications, franchises, licenses, know-how, trade secrets, technical data, designs, customer lists, confidential and proprietary information, processes and formulae, all computer software programs or applications, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including manuals, memoranda, and records, whether such intellectual property has been created, applied for or obtained anywhere throughout the world.

“Knowledge” shall mean, except as otherwise explicitly provided herein, actual knowledge after reasonable investigation.  The Acquiror shall be deemed to have “Knowledge” of a matter if any of its officers, directors, stockholders, or employees has Knowledge of such matter.  Phrases such as “to the Knowledge of the Acquiror” or the “Acquiror’s Knowledge” shall be construed accordingly.

“Laws” means, with respect to any Person, any U.S. or non-U.S., federal, national, state, provincial, local, municipal, international, multinational or other Law (including common law), constitution, statute, code, ordinance, rule, regulation or treaty applicable to such Person.

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“License” means any security clearance, permit, license, variance, franchise, Order, approval, consent, certificate, registration or other authorization of any Governmental Authority or regulatory body, and other similar rights.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by Law.

“Material Adverse Effect” means, with respect to any Person, a material adverse effect on the business, financial condition, operations, results of operations, assets, customer, supplier or employee relations or future prospects of such Person.

“Money Laundering Laws” has the meaning set forth in Section 5.26.

“Order” means any order, judgment, ruling, injunction, assessment, award, decree or writ of any Governmental Authority or regulatory body.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Party” and “Parties” have the respective meanings set forth in the preamble.

“Person” means all natural persons, corporations, business trusts, associations, companies, partnerships, limited liability companies, joint ventures and other entities, governments, agencies and political subdivisions.

 “Principal Market” means the OTC Bulletin Board.

“Registration Statements” has the meaning set forth in Section 5.18(b).

“Regulation S” means Regulation S under the Securities Act, as the same may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission.

“SEC” means the U.S. Securities and Exchange Commission, or any successor agency thereto.

“SEC Reports” has the meaning set forth in Section 5.18(a).

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same will be in effect at the time.

“Share Exchange” has the meaning set forth in Section 2.1.

“Tax Return” means all returns, declarations, reports, estimates, statements, forms and other documents filed with or supplied to or required to be provided to a Governmental Authority with respect to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Tax” or “Taxes” means all taxes, assessments, duties, levies or other charge imposed by any Governmental Authority of any kind whatsoever together with any interest, penalties, fines or additions thereto and any liability for payment of taxes whether as a result of (i) being a member of an affiliated, consolidated, combined, unitary or similar group for any period, (ii) any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any Person, (iii) being liable for another Person’s taxes as a transferee or successor otherwise for any period, or (iv) operation of Law.

“Transaction Documents” means, collectively, this Agreement and all agreements, certificates, instruments and other documents to be executed and delivered in connection with the transactions contemplated by this Agreement.

“Treasury Regulations” means the income tax regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“U.S.” means the United States of America.

“U.S. Person” has the meaning set forth in Regulation S under the Securities Act.

ARTICLE II
SHARE EXCHANGE; CLOSING

Section 2.1   Share Exchange.  At the initial Closing (as defined below) and each subsequent closing (a “Subsequent Closing”), the Acquiree Shareholders agree to sell, transfer, convey, assign and deliver shares of Acquiree Common Stock (the “Acquiree Shares”), to the Acquiror, and in consideration therefor the Acquiror shall issue a total of 8,009,550 fully paid and nonassessable share of Acquiror Common Stock (the “Acquiror Shares”) to the Acquiree Shareholders, as set forth beside the name of each such Acquiree Shareholder on Schedule I hereto (the “Share Exchange”). At the Closing each Acquiree Shareholder shall receive 0.333 shares (the “Exchange Ratio”) of Acquiror Common Stock for each Acquiree Share exchanged. At the Closing all of the Acquiree Shareholders’ options and warrants to purchase Acquiree Common Stock will be exchanged at the Exchange Ratio for new options or warrants, as applicable, to purchase Acquiror Common Stock, as set forth on Schedule II.

Section 2.2   Closing.  Upon the terms and subject to the conditions of this Agreement, the transactions contemplated by this Agreement shall take place at a closing (the “Initial Closing”) to be held at the offices of The Matt Law Firm. PLLC located at 1701 Genesee Street, Utica, NY 13501, at a time and date to be specified by the Parties, which shall be no later than second (2nd) Business Day following the satisfaction or, if permitted pursuant hereto, waiver of the conditions set forth in Article IX, or at such other location, date and time as Acquiree and Acquiror shall mutually agree.  The date and time of the Closing is referred to herein as the “Closing Date.”

Section 2.3.   Subsequent Closings.  Once the initial Closing occurs then each Subsequent Closing shall take place, up to a maximum of 100% of the Acquiree Shares being exchanged for the Acquiror Shares, at 10:00 a.m. Eastern Time on such date, as the parties may the designate (each a “Subsequent Closing Date”). Each Subsequent Closing shall take place at such a time and place as the Company may designate in writing, or remotely via the exchange of documents and signatures.  The Initial Closing and Subsequent Closings shall be referred to as a Closing (a “Closing”).

Section 2.4   Closing Deliveries by Acquiror.  At the Closing the Acquiror shall deliver, or cause to be delivered, to the Acquiree and the Acquiree Shareholders, as applicable, the various documents required to be delivered as a condition to the Closing pursuant to Section 9.2 hereof.  Within ten business days following the closing the Acquiror shall deliver, or cause to be delivered, a certificate evidencing the number of Acquiror Shares, set forth beside each Acquiree Shareholder’s name on Schedule I hereto.

Section 2.5   Closing Deliveries by Acquiree and Acquiree Shareholders.  At the Closing:  (a) each Acquiree Shareholder shall deliver, or cause to be delivered, certificate(s) representing such Acquiree Shareholder’s Acquiree Shares, accompanied by an executed instrument of transfer for transfer by such Acquiree Shareholder of such Acquiree Shareholder’s Acquiree Shares to the Acquiror; and (b) the Acquiree and the Acquiree Shareholders, as applicable, shall deliver, or cause to be delivered, to the Acquiror the various documents required to be delivered as a condition to the Closing pursuant to Section 9.3 hereof.

ARTICLE III
REPRESENTATIONS OF ACQUIREE SHAREHOLDERS

The Acquiree Shareholders severally, and not jointly, hereby represent and warrant to the Acquiror, subject, with respect to any Acquiree Shareholder, to the exceptions and qualifications specifically set forth or disclosed in writing in any disclosure schedule delivered by such Acquiree Shareholder to the Acquiror simultaneously herewith (each, an “Acquiree Shareholder Disclosure Schedule”), that the statements contained in this Article III are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article III) (except where another date or period of time is specifically stated herein for a representation or warranty).  Each Acquiree Shareholder

Disclosure Schedule shall be arranged according to the numbered and lettered paragraphs of this Article III and any disclosure in any Acquiree Shareholder Disclosure Schedule shall, with respect to such Acquiree Shareholder’s representations and warranties, qualify the corresponding paragraph in this Article III that the statements contained in this Article III are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article III) (except where another date or period of time is specifically stated herein for a representation or warranty).

Section 3.1   Authority.  Such Acquiree Shareholder has all requisite authority and power to enter into and deliver this Agreement and any of the other Transaction Documents to which such Acquiree Shareholder is a party, and any other certificate, agreement, document or instrument to be executed and delivered by such Acquiree Shareholder in connection with the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  This Agreement has been, and each of the Transaction Documents to which such Acquiree Shareholder is a party will be, duly and validly authorized and approved, executed and delivered by such Acquiree Shareholder.

Section 3.2   Binding Obligations.  Assuming this Agreement and the Transaction Documents have been duly and validly authorized, executed and delivered by the parties hereto and thereto other than such Acquiree Shareholder, this Agreement and each of the Transaction Documents to which such Acquiree Shareholder is a party are duly authorized, executed and delivered by such Acquiree Shareholder, and constitutes the legal, valid and binding obligations of such Acquiree Shareholder, enforceable against such Acquiree Shareholder in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors rights generally.

Section 3.3   No Conflicts.  Except as set forth on Schedule 3.3 of the Acquiree Shareholder Disclosure Schedules, neither the execution or delivery by such Acquiree Shareholder of this Agreement or any Transaction Document to which such Acquiree Shareholder is a party, nor the consummation or performance by such Acquiree Shareholder of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, or result in a violation of any provision of the organizational documents of such Acquiree Shareholder (if such Acquiree Shareholder is not a natural Person); (b) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, any agreement or instrument to which such Acquiree Shareholder is a party or by which the properties or assets of such Acquiree Shareholder are bound; or (c) contravene, conflict with, result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, impair the rights of such Acquiree Shareholder under, or alter the obligations of any Person under, or create in any Person the right to terminate, amend, accelerate or cancel, or require any notice, report or other filing (whether with a Governmental Authority or any other Person) pursuant to, or result in the creation of a Lien on any of the assets or properties of the Acquiror under, any note, bond, mortgage, indenture, Contract, License, permit, franchise or other instrument or obligation to which such Acquiree Shareholder is a party or any of such Acquiree Shareholder’s assets and properties are bound or affected, except, in the case of clauses (b) or (c) for any such contraventions, conflicts, violations, or other occurrences as would not have a Material Adverse Effect on such Acquiree Shareholder.

Section 3.4   Ownership of Shares.  Except as set forth on Schedule 3.3 Acquiree Shareholder Disclosure Schedules, such Acquiree Shareholder owns, of record and beneficially, and has good, valid and indefeasible title to and the right to transfer to the Acquiror pursuant to this Agreement, such Acquiree Shareholder’s Acquiree Shares free and clear of any and all Liens.  Except for agreements involving Actinium Corporation, the Company or Cactus Ventures, Inc., there are no options, rights, voting trusts, stockholder agreements or any other Contracts or understandings to which such Acquiree Shareholder is a party or by which such Acquiree Shareholder or such Acquiree Shareholder’s Acquiree Shares are bound with respect to the issuance, sale, transfer, voting or registration of such Acquiree Shareholder’s Acquiree Shares.  At the Closing Date, except as provided in the agreements mentioned in the prior sentence, the Acquiror will acquire good, valid and marketable title to such Acquiree Shareholder’s Acquiree Shares free and clear of any and all Liens.

Section 3.5   Certain Proceedings.  There is no Action pending against, or to the Knowledge of such Acquiree Shareholder, threatened against or affecting, such Acquiree Shareholder by any Governmental Authority or other Person with respect to such Acquiree Shareholder that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement.

Section 3.6   No Brokers or Finders.  No Person has, or as a result of the transactions contemplated herein will have, any right or valid claim against such Acquiree Shareholder for any commission, fee or other compensation as a finder or broker, or in any similar capacity, based upon arrangements made by or on behalf of such Acquiree Shareholder and such Acquiree Shareholder will indemnify and hold the Acquiror harmless against any liability or expense arising out of, or in connection with, any such claim.

Section 3.7   Investment Representations.  Each Acquiree Shareholder severally, and not jointly, hereby represents and warrants, solely with respect to itself and not any other Acquiree Shareholder, to the Acquiror as follows:

(a)   Purchase Entirely for Own Account.  Such Acquiree Shareholder is acquiring such Acquiree Shareholder’s portion of the Acquiror Shares proposed to be acquired hereunder for investment for its own account and not with a view to the resale or distribution of any part thereof, and such Acquiror Shareholder has no present intention of selling or otherwise distributing such Acquiror Shares, except in compliance with applicable securities Laws.

(b)   Restricted Securities.  Such Acquiree Shareholder understands that the Acquiror Shares are characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by the Shareholder pursuant hereto, the Acquiror Shares would be acquired in a transaction not involving a public offering.  The issuance of the Acquiror Shares hereunder is being effected in reliance upon an exemption from registration afforded under Section 4(2) of the Securities Act.  Such Acquiree Shareholder further acknowledges that if the Acquiror Shares are issued to such Acquiree Shareholder in accordance with the provisions of this Agreement, such Acquiror Shares may not be resold without registration under the Securities Act or the existence of an exemption therefrom.  Such Acquiree Shareholder represents that he is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act

(c)   Acknowledgment of Non-Registration.  Such Acquiree Shareholder understands and agrees that the Acquiror Shares to be issued pursuant to this Agreement have not been registered under the Securities Act or the securities Laws of any state of the U.S.

(d)   Status.  By its execution of this Agreement, each Acquiree Shareholder represents and warrants to the Acquiror as indicated on its signature page to this Agreement, either that: (i) such Acquiree Shareholder is an Accredited Investor; or (ii) such Acquiree Shareholder is not a U.S. Person.  Each Acquiree Shareholder understands that the Acquiror Shares are being offered and sold to such Acquiree Shareholder in reliance upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of such Acquiree Shareholder set forth in this Agreement, in order that the Acquiror may determine the applicability and availability of the exemptions from registration of the Acquiror Shares on which the Acquiror is relying.

(e)   Additional Representations and Warranties.  Such Acquiree Shareholder, severally and not jointly, further represents and warrants to the Acquiror as follows: (i) such Person qualifies as an Accredited Investor; (ii) such Person consents to the placement of a legend on any certificate or other document evidencing the Acquiror Shares substantially in the form set forth in Section 3.8(a); (iii) such Person has sufficient knowledge and experience in finance, securities, investments and other business matters to be able to protect such Person’s or entity’s interests in connection with the transactions contemplated by this Agreement; (iv) such Person has consulted, to the extent that it has deemed necessary, with its tax, legal, accounting and financial advisors concerning its investment in the Acquiror Shares and can afford to bear such risks for an indefinite period of time, including, without limitation, the risk of losing its entire investment in the Acquiror Shares; (v) such Person has had access to the SEC Reports; (vi) such Person has been furnished during the course of the transactions contemplated by this Agreement with all other public information regarding the Acquiror that such Person has requested and all such public information is sufficient for such Person to evaluate the risks of investing in the Acquiror Shares; (vii) such Person has been afforded the opportunity to ask questions of and receive answers concerning the Acquiror and the terms and conditions of the issuance of the Acquiror Shares; (viii) such Person is not relying on any representations and warranties concerning the Acquiror made by the Acquiror or any officer, employee or agent of the Acquiror, other than those contained in this Agreement or the SEC Reports; (ix) such Person will not sell or otherwise transfer the Acquiror Shares, unless either (A) the transfer of such securities is registered under the Securities Act or (B) an exemption from registration of such securities is available; (x) such Person understands and acknowledges that the Acquiror is under no obligation to register the Acquiror Shares for sale under the Securities Act; (xi) such Person represents that the address furnished in Schedule I is the principal residence if he is an individual or its principal business address if it is a corporation or other entity; (xii) such Person understands and acknowledges that the Acquiror Shares have not been recommended by any federal or state securities commission or regulatory authority, that the foregoing authorities have not confirmed the accuracy or determined the adequacy of any information concerning the Acquiror that has been supplied to such Person and that any representation to the contrary is a criminal offense; and (xiii) such Person acknowledges that the representations, warranties and agreements made by such Person herein shall survive the execution and delivery of this Agreement and the purchase of the Acquiror Shares.

(f)   Additional Representations and Warranties of Non-U.S. Persons.  Each Acquiree Shareholder that is not a U.S. Person, severally and not jointly, further represents and warrants to the Acquiror as follows: (i) at the time of (A) the offer by the Acquiror and (B) the acceptance of the offer by such Person, of the Acquiror Shares, such Person was outside the U.S; (ii) no offer to acquire the Acquiror Shares or otherwise to participate in the transactions contemplated by this Agreement was made to such Person or its representatives inside the U.S.; (iii) such Person is not purchasing the Acquiror Shares for the account or benefit of any U.S. Person, or with a view towards distribution to any U.S. Person, in violation of the registration requirements of the Securities Act; (iv) such Person will make all subsequent offers and sales of the Acquiror Shares either (A) outside of the U.S. in compliance with Regulation S; (B) pursuant to a registration under the Securities Act; or (C) pursuant to an available exemption from registration under the Securities Act; (v) such Person is acquiring the Acquiror Shares for such Person’s own account, for investment and not for distribution or resale to others; (vi) such Person has no present plan or intention to sell the Acquiror Shares in the U.S. or to a U.S. Person at any predetermined time, has made no predetermined arrangements to sell the Acquiror Shares and is not acting as an underwriter or dealer with respect to such securities or otherwise participating in the distribution of such securities; (vii) neither such Person, its Affiliates nor any Person acting on behalf of such Person, has entered into, has the intention of entering into, or will enter into any put option, short position or other similar instrument or position in the U.S. with respect to the Acquiror Shares at any time after the Closing Date through the one year anniversary of the Closing Date except in compliance with the Securities Act; (viii) such Person consents to the placement of a legend on any certificate or other document evidencing the Acquiror Shares substantially in the form set forth in  Section 3.8(b) and (ix) such Person is not acquiring the Acquiror Shares in a transaction (or an element of a series of transactions) that is part of any plan or scheme to evade the registration provisions of the Securities Act.

(g)   Opinion.  Such Acquiree Shareholder will not transfer any or all of such Acquiree Shareholder’s Acquiror Shares pursuant to Regulation S or absent an effective registration statement under the Securities Act and applicable state securities law covering the disposition of such Acquiree Shareholder’s Acquiror Shares, without first providing the Acquiror with an opinion of counsel (which counsel and opinion are reasonably satisfactory to the Acquiror) to the effect that such transfer will be made in compliance with Regulation S or will be exempt from the registration and the prospectus delivery requirements of the Securities Act and the registration or qualification requirements of any applicable U.S. state securities laws

(h)   Consent.  Such Acquiree Shareholder understands and acknowledges that the Acquiror may refuse to transfer the Acquiror Shares, unless such Acquiree Shareholder complies with Section 3.7 and any other restrictions on transferability set forth herein.  Such Acquiree Shareholder consents to the Acquiror making a notation on its records or giving instructions to any transfer agent of the Acquiror’s Common Stock in order to implement the restrictions on transfer of the Acquiror Shares.

(i)   No General Solicitation. Such Acquiree Shareholder represents and warrants to the Acquiror that such Acquiree Shareholder did not come to participate in this share exchange by any form of general solicitation or general advertising.

Section 3.8   Stock Legends.  Such Acquiree Shareholder hereby agrees with the Acquiror as follows:

(a)   The certificates evidencing the Acquiror Shares issued to those Acquiree Shareholders who are Accredited Investors, and each certificate issued in transfer thereof, will bear the following or similar legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

(b)   The certificates evidencing the Acquiror Shares issued to those Acquiree Shareholders who are not U.S. Persons, and each certificate issued in transfer thereof, will bear the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S PROMULGATED UNDER THE SECURITIES ACT, AND BASED ON AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT THE PROVISIONS OF REGULATION S HAVE BEEN SATISFIED, (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (3) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.  HEDGING TRANSACTIONS INVOLVING THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

(c)   Other Legends.  The certificates representing such Acquiror Shares, and each certificate issued in transfer thereof, will also bear any other legend required under any applicable Law, including, without limitation, any state corporate and state securities law, or Contract.

Section 3.9   Disclosure.  No representation or warranty of such Acquiree Shareholder contained in this Agreement or any other Transaction Document and no statement or disclosure made by or on behalf of such Acquiree Shareholder to the Acquiror pursuant to this Agreement or any other agreement contemplated herein contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE ACQUIREE

The Acquiree hereby represents and warrants to the Acquiror that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as thought the Closing Date were substituted for the date of this Agreement throughout this Article IV) (except where another date or period of time is specifically stated herein for a representation or warranty).

Section 4.1   Organization and Qualification.  The Acquiree is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, has all requisite corporate authority and power, Licenses, authorizations, consents and approvals to carry on its business as presently conducted and to own, hold and operate its properties and assets as now owned, held and operated by it, and is duly qualified to do business and in good standing in each jurisdiction in which the failure to be so qualified would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Acquiree.

Section 4.2   Authority.  The Acquiree has all requisite authority and power (corporate and other), Licenses, authorizations, consents and approvals to enter into and deliver this Agreement and any of the other Transaction Documents to which the Acquiree is a party and any other certificate, agreement, document or instrument to be executed and delivered by the Acquiree in connection with the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the other Transaction Documents by the Acquiree and the performance by the Acquiree of its obligations hereunder and thereunder and the consummation by the Acquiree of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Acquiree.  The Acquiree does not need to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Person or Governmental Authority in order for the Parties to execute, deliver or perform this Agreement or the transactions contemplated hereby.  This Agreement has been, and each of the Transaction Documents to which the Acquiree is a party will be, duly and validly authorized and approved, executed and delivered by the Acquiree.

Section 4.3   Binding Obligations.  Assuming this Agreement and the Transaction Documents have been duly and validly authorized, executed and delivered by the parties hereto and thereto other than the Acquiree, this Agreement and each of the Transaction Documents to which the Acquiree is a party are duly authorized, executed and delivered by the Acquiree and constitutes the legal, valid and binding obligations of the Acquiree enforceable against the Acquiree in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors rights generally.

Section 4.4   No Conflicts.  Neither the execution nor the delivery by the Acquiree of this Agreement or any Transaction Document to which the Acquiree is a party, nor the consummation or performance by the Acquiree of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, or result in a violation of any provision of the Acquiree Organizational Documents, (b) contravene, conflict with or result in a violation of any Law, Order, charge or other restriction or decree applicable to the Acquiree, or by which the Acquiree or any of its respective assets and properties are bound or affected, (c) contravene, conflict with, result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, impair the rights of the Acquiree under, or alter the obligations of any Person under, or create in any Person the right to terminate, amend, accelerate or cancel, or require any notice, report or other filing (whether with a Governmental Authority or any other Person) pursuant to, or result in the creation of a Lien on any of the assets or properties of the Acquiree under, any note, bond, mortgage, indenture, Contract, License, permit, franchise or other instrument or obligation to which the Acquiree is a party or by which the Acquiree or any of its respective assets and properties are bound or affected; or (d) contravene, conflict with, or result in a violation of, the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any licenses, permits, authorizations, approvals, franchises or other rights held by the Acquiree or that otherwise relate to the business of, or any of the properties or assets owned or used by, the Acquiree, except, in the case of clauses (b), (c), or (d), for any such contraventions, conflicts, violations, or other occurrences as would not have a Material Adverse Effect on the Acquiree.

Section 4.5   Subsidiaries.  The Acquiree does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise.  There are no Contracts or other obligations (contingent or otherwise) of the Acquiror to retire, repurchase, redeem or otherwise acquire any outstanding shares of capital stock of, or other ownership interests in, any other Person or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

Section 4.6   Organizational Documents.  The Acquiree has delivered or made available to the Acquiror a true and correct copy of the Articles of Incorporation and Bylaws of the Acquiree and any other organizational documents of the Acquiree, each as amended, and each such instrument is in full force and effect (the “Acquiree Organizational Documents”).  The Acquiree is not in violation of any of the provisions of the Acquiree Organizational Documents.

Section 4.7   Capitalization.

(a)   The total authorized shares of capital stock of Acquiree currently consists of (1) 283,463,176 shares of Acquiree Common Stock, par value $0.01 per share, and (2) 41,536,824 shares of preferred stock, par value $0.01 per share, 1,000,000 of which are designated Series A Preferred Stock, 4,711,247 of which are designated Series B Preferred Stock, 800,000 of which are designated Series C-1 Preferred Stock, 666,667 of which are designated as Series C-2 Preferred Stock, 502,604 of which are designated Series C-3 Preferred Stock, 4,250,000 of which are designated as Series C-4 Preferred Stock, 3,000,000 of which are designated as Series D Preferred Stock, and 26,606,306 of which are designated as Series E Preferred Stock. At the close of business on March __, 2013, [2,407,545] shares of Acquiree Common Stock were issued and outstanding, none of the authorized shares of Series A, B, C-1, C-2, C-3, C-4 and D Preferred Shares were issued and outstanding and none of our shares of Series E Preferred Stock were issued and outstanding. We are authorized under our 2003 Stock Option Plan to issue options to purchase up to 10,283,480 shares of our Common Stock. As of January __, 2013, Acquiree had stock options outstanding to purchase [5,947,400] shares of Acquiree Common Stock. Except as set forth above, no shares of capital stock or other voting securities of the Acquiree were issued, reserved for issuance or outstanding.  All outstanding shares of the capital stock of the Acquiree are, and all such shares that may be issued prior to the Closing Date will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Laws of the jurisdiction of the Acquiree’s formation, the Acquiree Organizational Documents or any Contract to which the Acquiree is a party or otherwise bound.  There are not any bonds, debentures, notes or other Indebtedness of the Acquiree having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Acquiree Common Stock may vote.  Except pursuant provided otherwise, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Acquiree is a party or by which it is bound (x) obligating the Acquiree to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Acquiree, (y) obligating the Acquiree to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (z) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of the Acquiree.  There are no outstanding Contracts or obligations of the Acquiree to repurchase, redeem or otherwise acquire any shares of capital stock of the Acquiree.  There are no registration rights, proxies, voting trust agreements or other agreements or understandings with respect to any class or series of any capital stock or other security of the Acquiree.

Section 4.8   No Brokers or Finders.  No Person has, or as a result of the transactions contemplated herein will have, any right or valid claim against the Acquiree for any commission, fee or other compensation as a finder or broker, or in any similar capacity, based upon arrangements made by or on behalf of the Acquiree, and the Acquiree will indemnify and hold the Acquiror and harmless against any liability or expense arising out of, or in connection with, any such claim.

Section 4.9   Disclosure.  No representation or warranty of the Acquiree contained in this Agreement and no statement or disclosure made by or on behalf of the Acquiree to the Acquiror pursuant to this Agreement or any other agreement contemplated herein contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR

The Acquiror hereby represents and warrants to the Acquiree and each of the Acquiree Shareholders, subject to the exceptions and qualifications specifically set forth or disclosed in writing in the disclosure schedule delivered by the Acquiror to the Acquiree and the Acquiree Shareholders simultaneously herewith (the “Acquiror Disclosure Schedule”), that the statements contained in this Article V are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as thought the Closing Date were substituted for the date of this Agreement throughout this Article V) (except where another date or period of time is specifically stated herein for a representation or warranty).  The Acquiror Disclosure Schedule shall be arranged according to the numbered and lettered paragraphs of this Article V and any disclosure in the Acquiror Disclosure Schedule shall qualify the corresponding paragraph in this Article V.  The Acquiree, the Acquiree Shareholders and, after the Closing, the Acquiror, shall be entitled to rely on the representations and warranties set forth in this Article V regardless of any investigation or review conducted by the Acquiree or the Acquiree Shareholders prior to the Closing.

Section 5.1   Organization and Qualification.  The Acquiror is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, has all requisite corporate authority and power, Licenses, authorizations, consents and approvals to carry on its business as presently conducted and to own, hold and operate its properties and assets as now owned, held and operated by it, and is duly qualified to do business and in good standing in each jurisdiction in which the failure to be so qualified would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Acquiror.

Section 5.2   Authority.  The Acquiror has all requisite authority and power, Licenses, authorizations, consents and approvals to enter into and deliver this Agreement and any of the other Transaction Documents to which the Acquiror,  is a party and any other certificate, agreement, document or instrument to be executed and delivered by the Acquiror in connection with the transactions contemplated hereby and thereby and to perform their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the other Transaction Documents by the Acquiror and the performance by the Acquiror of its respective obligations hereunder and thereunder and the consummation by the Acquiror of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Acquiror.  The Acquiror does not need to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Person or Governmental Authority in order for the Parties to execute, deliver or perform this Agreement or the transactions contemplated hereby.  This Agreement has been, and each of the Transaction Documents to which the Acquiror is a party will be, duly and validly authorized and approved, executed and delivered by the Acquiror.

Section 5.3   Binding Obligations.  Assuming this Agreement and the Transaction Documents have been duly and validly authorized, executed and delivered by the parties hereto and thereto other than the Acquiror, this Agreement and each of the Transaction Documents to which the Acquiror, is a party are duly authorized, executed and delivered by the Acquiror, and constitutes the legal, valid and binding obligations of the Acquiror, as applicable, enforceable against the Acquiror, in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors rights generally.

Section 5.4   No Conflicts.  The execution or the delivery by the Acquiror  of this Agreement or any Transaction Document to which the Acquiror is a party, or the consummation or performance by the Acquiror of the transactions contemplated hereby or thereby will not, directly or indirectly, (a) contravene, conflict with, or result in a violation of any provision of the Acquiror Organizational Documents, (b) contravene, conflict with or result in a violation of any Law, Order, charge or other restriction or decree of any Governmental Authority or any rule or regulation of the Principal Market applicable to the Acquiror, or by which the Acquiror or any of its respective assets and properties are bound or affected, (c) contravene, conflict with, result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, impair the rights of the Acquiror under, or alter the obligations of any Person under, or create in any Person the right to terminate, amend, accelerate or cancel, or require any notice, report or other filing (whether with a Governmental Authority or any other Person) pursuant to, or result in the creation of a Lien on any of the assets or properties of the Acquiror under, any note, bond, mortgage, indenture, Contract, License, permit, franchise or other instrument or obligation to which the Acquiror is a party or by which the Acquiror or any of their respective assets and properties are bound or affected; or (d) contravene, conflict with, or result in a violation of, the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Licenses, permits, authorizations, approvals, franchises or other rights held by the Acquiror or that otherwise relate to the business of, or any of the properties or assets owned or used by, the Acquiror, except, in the case of clauses (b), (c), or (d), for any such contraventions, conflicts, violations, or other occurrences as would not have a Material Adverse Effect on the Acquiror.

Section 5.5   Subsidiaries.  As of the Reverse Merger Closing Date, the Acquiror owns a 21% equity interest in the Acquiree, and MedActinium, Inc., a Delaware corporation, is a  wholly-owned subsidiary of Acquiree.  Except as set forth in the prior sentence, the Acquiror does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise.  There are no Contracts or other obligations (contingent or otherwise) of the Acquiror to retire, repurchase, redeem or otherwise acquire any outstanding shares of capital stock of, or other ownership interests in, any other Person or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

Section 5.6   Organizational Documents.  The Acquiror has delivered or made available to Acquiree a true and correct copy of the Certificate of Incorporation and Bylaws of the Acquiror and any other organizational documents of the Acquiror, each as amended, and each such instrument is in full force and effect (the “Acquiror Organizational Documents”).  The Acquiror is not in violation of any of the provisions of its Acquiror Organizational Documents.  The minute books (containing the records or meetings of the stockholders, the board of directors and any committees of the board of directors), the stock certificate books, and the stock record books of the Acquiror, each as provided or made available to the Acquiree, are correct and complete.

Section 5.7   Capitalization.

(a)   The authorized capital stock of the Acquiror consists of (i) 100,000,000 shares of Acquiror Common Stock of which (A) 4,709,015 shares of Acquiror Common Stock are issued and outstanding; and (ii) 100,000,000 shares of preferred stock, $0.01 par value per share, of which no shares of preferred stock are outstanding.  No shares of Acquiror Common Stock or any other class of preferred stock of the Acquiror are held by the Acquiror in its treasury.  Except as set forth above, no shares of capital stock or other voting securities of the Acquiror were issued, reserved for issuance or outstanding.  All outstanding shares of the capital stock of the Acquiror are, and all such shares that may be issued prior to the Closing Date will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Laws of the jurisidication of the Acquiror’s organization, the Acquiror Organizational Documents or any Contract to which the Acquiror is a party or otherwise bound.  There are not any bonds, debentures, notes or other Indebtedness of the Acquiror having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Acquiror Common Stock may vote.  Except as set forth in Section 5.7(a) of the Acquiror Disclosure Schedule, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Acquiror is a party or by which it is bound (x) obligating the Acquiror to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Acquiror, (y) obligating the Acquiror to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (z) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of the Acquiror.  Except as contemplated by the Spin Out, there are no outstanding Contracts or obligations of the Acquiror to repurchase, redeem or otherwise acquire any shares of capital stock of the Acquiror.  Except as set forth in Section 5.7(a) of the Acquiror Disclosure Schedule, there are no registration rights, proxies, voting trust agreements or other agreements or understandings with respect to any class or series of any capital stock or other security of the Acquiror.

(b)   The issuance of the Acquiror Shares to the Acquiree Shareholders has been duly authorized and, upon delivery to the Acquiree Shareholders of certificates therefor, respectively, in accordance with the terms of this Agreement, the Acquiror Shares, will have been validly issued and fully paid, and will be nonassessable, have the rights, preferences and privileges specified, will be free of preemptive rights and will be free and clear of all Liens and restrictions, other than Liens created by the Acquiree Shareholders, and restrictions on transfer imposed by this Agreement and the Securities Act.

Section 5.8   Compliance with Laws.  The business and operations of the Acquiror have been and are being conducted in accordance with all applicable Laws and Orders.  The Acquiror is not in conflict with, or in default or violation of and, to the Knowledge of the Acquiror, is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of or default under, any (i) Law, rule, regulation, judgment or Order, or (ii) note, bond, mortgage, indenture, Contract, License, permit, franchise or other instrument or obligation to which the Acquiror is a party or by which the Acquiror or any of its respective assets and properties are bound or affected.  There is no agreement, judgment or Order binding upon the Acquiror which has, or could reasonably be expected to have, the effect of prohibiting or materially impairing any business practice of the Acquiror or the conduct of business by the Acquiror as currently conducted.  The Acquiror has filed all forms, reports and documents required to be filed with any Governmental Authority and the Acquiror has made available such forms, reports and documents to Acquiree and the Acquiree Shareholders.  As of their respective dates, such forms, reports and documents complied in all material respects with the applicable requirements pertaining thereto and none of such forms, reports and documents contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 5.9   Certain Proceedings.  There is no Action pending against, or to the Knowledge of the Acquiror, threatened against or affecting, the Acquiror by any Governmental Authority or other Person with respect to the Acquiror or their respective businesses or that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement.  The Acquiror is not in violation of and, to the Knowledge of Acquiror, is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable Law, rule, regulation, judgment or Order.  Neither the Acquiror, nor any director or officer (in his or her capacity as such) of the Acquiror, is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

Section 5.10   No Brokers or Finders.  No Person has, or as a result of the transactions contemplated herein will have, any right or valid claim against the Acquiror for any commission, fee or other compensation as a finder or broker, or in any similar capacity, based upon arrangements made by or on behalf of the Acquiror.

Section 5.11   Contracts.  Except as disclosed in the SEC Reports, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of the Acquiror.  The Acquiror is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or to which it or any of its properties or assets is subject, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect of the Acquiror.

Section 5.12   Tax Matters.

(a)   Tax Returns.  The Acquiror has filed all Tax Returns required to be filed (if any) by or on behalf of the Acquiror and has paid all Taxes of the Acquiror required to have been paid (whether or not reflected on any Tax Return).  No Governmental Authority in any jurisdiction has made a claim, assertion or threat to the Acquiror that the Acquiror is or may be subject to taxation by such jurisdiction; there are no Liens with respect to Taxes on the Acquiror’s property or assets; and there are no Tax rulings, requests for rulings, or closing agreements relating to the Acquiror for any period (or portion of a period) that would affect any period after the date hereof.

(b)   No Adjustments, Changes.  Neither the Acquiror nor any other Person on behalf of the Acquiror (a) has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law; or (b) has agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law.

(c)   No Disputes.  There is no pending audit, examination, investigation, dispute, proceeding or claim with respect to any Taxes of the Acquiror, nor is any such claim or dispute pending or contemplated.  The Acquiror has delivered to the Acquiree true, correct and complete copies of all Tax Returns and examination reports and statements of deficiencies assessed or asserted against or agreed to by the Acquiror, if any, since its inception and any and all correspondence with respect to the foregoing.

(d)   Not a U.S. Real Property Holding Corporation.  The Acquiror is not and has not been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(e)   No Tax Allocation, Sharing.  The Acquiror is not and has not been a party to any Tax allocation or sharing agreement.

(f)   No Other Arrangements.  The Acquiror is not a party to any Contract or arrangement for services that would result, individually or in the aggregate, in the payment of any amount that would not be deductible by reason of Section 162(m), 280G or 404 of the Code.  The Acquiror is not a “consenting corporation” within the meaning of Section 341(f) of the Code.  The Acquiror does not have any “tax-exempt bond financed property” or “tax-exempt use property” within the meaning of Section 168(g) or (h), respectively of the Code.  The Acquiror does not have any outstanding closing agreement, ruling request, request for consent to change a method of accounting, subpoena or request for information to or from a Governmental Authority in connection with any Tax matter.  During the last two years, has not engaged in any exchange with a related party (within the meaning of Section 1031(f) of the Code) under which gain realized was not recognized by reason of Section 1031 of the Code.  The Acquiror is not a party to any reportable transaction within the meaning of Treasury Regulation Section 1.6011-4.

Section 5.13   Labor Matters.

(a)   There are no collective bargaining or other labor union agreements to which the Acquiror is a party or by which it is bound.  No material labor dispute exists or, to the Knowledge of the Acquiror, is imminent with respect to any of the employees of the Acquiror.

(b)   Except as set forth in Section 5.13 of the Acquiror Disclosure Schedule, the Acquiror does not have any any employees, independent contractors or other Persons providing services to them.  The Acquiror is in full compliance with all Laws regarding employment, wages, hours, benefits, equal opportunity, collective bargaining, the payment of Social Security and other taxes, and occupational safety and health.  The Acquiror is not liable for the payment of any compensation, damages, taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing Laws.

(c)   No director, officer or employee of the Acquiror is a party to, or is otherwise bound by, any Contract (including any confidentiality, non-competition or proprietary rights agreement) with any other Person that in any way adversely affects or will materially affect (a) the performance of his or her duties as a director, officer or employee of the Acquiror or (b) the ability of the Acquiror to conduct its business.  Each employee of the Acquiror is employed on an at-will basis and the Acquiror does not have any Contract with any of its employees which would interfere with its ability to discharge its employees.

Section 5.14   Employee Benefits.

(a)    Except as set forth in Section 5.14 of the Acquiror Disclosure Schedule, the Acquiror has not, or ever has, maintained or contributed to any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the Acquiror.  Except as set forth in Section 5.14 of the Acquiror Disclosure Schedule, there are not any employment, consulting, indemnification, severance or termination agreements or arrangements between the Acquiror and any current or former employee, officer or director of the Acquiror, nor does the Acquiror have any general severance plan or policy.

(b)   The Acquiror has not, or ever has, maintained or contributed to any “employee pension benefit plans” (as defined in Section 3(2) of ERISA), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) or any other benefit plan for the benefit of any current or former employees, consultants, officers or directors of the Acquiror.

(c)   Neither the consummation of the transactions contemplated hereby alone, nor in combination with another event, with respect to each director, officer, employee and consultant of the Acquiror, will result in (a) any payment (including, without limitation, severance, unemployment compensation or bonus payments) becoming due from the Acquiror, (b) any increase in the amount of compensation or benefits payable to any such individual or (c) any acceleration of the vesting or timing of payment of compensation payable to any such individual.  No arrangement or other Contract of the Acquiror provides benefits or payments contingent upon, triggered by, or increased as a result of a change in the ownership or effective control of the Acquiror.

Section 5.15   Title to Assets.  The Acquiror does not own any real property.  The Acquiror has sufficient title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses.  All such assets and properties, other than assets and properties in which the Acquiror has leasehold interests, are free and clear of all Liens, except for Liens that, in the aggregate, do not and will not materially interfere with the ability of the Acquiror to conduct business as currently conducted.

Section 5.16   Intellectual Property.  Except as set forth in Section 5.16 of the Acquiror Disclosure Schedule, the Acquiror does not own, use or license any Intellectual Property in its business as presently conducted.

Section 5.17   Environmental Laws.  The Acquiror (a) is in compliance with all Environmental Laws (as defined below), (b) has received all Licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (c) is in compliance with all terms and conditions of any such License or approval where, in each of the foregoing clauses (a), (b) and (c), the failure to so comply could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Acquiror.  The term “Environmental Laws” means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, Licenses, notices or notice letters, Orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

Section 5.18   SEC Reports.

(a)    The Acquiror has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC since February 5, 2007, pursuant to the Exchange Act (the “SEC Reports”).

(b)   As of their respective dates, the SEC Reports and any registration statements filed by the Acquiror under the Securities Act (the “Registration Statements”) complied in all material respects with the requirements of the Exchange Act and the Securities Act, as applicable, and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports or Registration Statements, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  All material Contracts to which the Acquiror is a party or to which the property or assets of the Acquiror are subject have been filed as exhibits to the SEC Reports and the Registration Statements as and to the extent required under the Exchange Act and the Securities Act, as applicable.  The financial statements of the Acquiror included in the SEC Reports and the Registration Statements comply in all respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of unaudited statements as permitted by Form 10-Q), and fairly present in all material respects (subject in the case of unaudited statements, to normal, recurring audit adjustments) the financial position of the Acquiror as at the dates thereof and the results of its operations and cash flows for the periods then ended.  The Acquiror was originally organized and operated  as a bona fide operating business without any pre-existing plan or strategy that the Acquiror would serve primarily as a merger or acquisition candidate for an unidentified company or companies. On February 5, 2007 the Acquiror filed a Form 10 indicating its shell status.  On December 28, 2012, Acquiree, Acquiror, the former majority shareholder of Acquiror and certain Acquiree shareholders completed the Reverse Merger.  As a result of the Reverse Merger, Actinium assumed the business and operations of Actinium.  The disclosure set forth in the SEC Reports and Registration Statements regarding the Acquiror’s business is current and complete and accurately reflects operations of the Acquiror as it exists as of the date hereof.

Section 5.19   Internal Accounting Controls.  The Acquiror maintains a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (c) access to assets is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  The Acquiror has established disclosure controls and procedures for the Acquiror and designed such disclosure controls and procedures to ensure that material information relating to the Acquiror is made known to the officers by others within the Acquiror.  The Acquiror’s officers have evaluated the effectiveness of the Acquiror’s controls and procedures.  Since the Acquiror Most Recent Fiscal Year End, there have been no significant changes in the Acquiror’s internal controls or, to the Knowledge of the Acquiror, in other factors that could significantly affect the Acquiror’s internal controls.

Section 5.20   Listing and Maintenance Requirements.  The Acquiror is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with the listing and maintenance requirements for continued listing or quotation of the Acquiror Common Stock on the trading market on which the Acquiror Common Stock is currently listed or quoted.  The issuance and sale of the Acquiror Shares under this Agreement does not contravene the rules and regulations of the trading market on which the Acquiror Common Stock is currently listed or quoted, and no approval of the stockholders of the Acquiror is required for the Acquiror to issue and deliver to the Acquiree Shareholders the Acquiror Shares contemplated by this Agreement.

Section 5.21   Transactions With Affiliates and Employees.  Except as disclosed in the SEC Reports, no officer, director, employee or stockholder of the Acquiror or any Affiliate of any such Person, has or has had, either directly or indirectly, an interest in any transaction with the Acquiror (other than for services as employees, officers and directors), including any Contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such Person or, to the Knowledge of the Acquiror, any entity in which any such Person has an interest or is an officer, director, trustee or partner.

Section 5.22   Investment Company.  The Acquiror is, nor is it an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.23   Bank Holding Company Act.  The Acquiror is not subject to the Bank Holding Company Act of 1956, as amended (the “BHCA”) and to regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve”).  Neither the Acquiror nor any of its Affiliates owns or controls, directly or indirectly, five percent (5%) or more of the outstanding shares of any class of voting securities or twenty-five percent (25%) or more of the total equity of a bank or any equity that is subject to the BHCA and to regulation by the Federal Reserve.  Neither the Acquiror nor any of its Affiliates exercises a controlling influence over the management or policies of a bank or any entity that is subject to the BHCA and to regulation by the Federal Reserve.

Section 5.24   Public Utility Holding Act.  The Acquiror is not a “holding company,” or an “affiliate” of a “holding company,” as such terms are defined in the Public Utility Holding Act of 2005.

Section 5.25   Federal Power Act.  The Acquiror is not subject to regulation as a “public utility” under the Federal Power Act, as amended.

Section 5.26   Money Laundering Laws.  The operations of the Acquiror are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all U.S. and non-U.S. jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Money Laundering Laws”) and no Proceeding involving the Acquiror with respect to the Money Laundering Laws is pending or, to the knowledge of the Acquiror, threatened.

Section 5.27   Foreign Corrupt Practices.  The Acquiror nor, to the Knowledge of the Acquiror, any director, officer, agent, employee or other Person acting on behalf of the Acquiror has not, in the course of its actions for, or on behalf of, the Acquiror (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

Section 5.28   DTC Eligibility.  The Acquiror Common Stock is eligible for clearance and settlement through The Depository Trust Company (“DTC”).    There is no DTC “chill” or equivalent on the Acquiror Common Stock.  The name, address, telephone number, fax number, contact person and email address of the Acquiror’s transfer agent is set forth below: Action

Stock Transfer Corporation
2469 E. Fort Union Blvd., Suite 214
Salt Lake City, UT 84121

Telephone: (801) 274-1088
Fax: (801) 274-1099
Email: justblank2000@yahoo.com

Section 5.29   Absence of Certain Changes or Events.  Except as set forth in the Form 8-K filed by the Acquiror with the SEC on January 2, 2013, as amended on January 4, 2013 and January __. 2013, and the SEC Reports, from the Acquiror Most Recent Fiscal Year End (a) the Acquiror have conducted its business only in Ordinary Course of Business; (b) there has not been any change in the assets, Liabilities, financial condition or operating results of the Acquiror, except changes in the Ordinary Course of Business that have not caused, in the aggregate, a Material Adverse Effect on the Acquiror; and (iii) the Acquiror has not completed or undertaken any of the actions set forth in Section 6.2.  The Acquiror has not taken any steps to seek protection pursuant to any Law or statute relating to bankruptcy, insolvency, reorganization, receivership, liquidation or winding up, nor does the Acquiror have any Knowledge or reason to believe that any of their respective creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact which would reasonably lead a creditor to do so.

Section 5.30   Disclosure.  All documents and other papers delivered or made available by or on behalf of the Acquiror, in connection with this Agreement are true, complete, correct and authentic in all material respects.  No representation or warranty of the Acquiror contained in this Agreement and no statement or disclosure made by or on behalf of the Acquiror, to the Acquiree or any Acquiree Shareholder pursuant to this Agreement or any other agreement contemplated herein contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

Section 5.31   Undisclosed Events.  No event, Liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to the Acquiror or its businesses, properties, prospects, operations or financial condition, that would be required to be disclosed by the Acquiror under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by the Acquiror of its common stock and which has not been publicly announced or will not be publicly announced in a current report on Form 8-K filed by the Acquiror filed within four (4) Business Days after the Closing.

Section 5.32   Non-Public Information.  Neither the Acquiror nor any Person acting on its behalf has provided the Acquiree or Acquiree Shareholders or their respective agents or counsel with any information that the Acquiror or the believes constitutes material, non-public information except insofar as the existence and terms of the proposed transactions hereunder may constitute such information.

ARTICLE VI
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ARTICLE VII
ADDITIONAL AGREEMENTS

Section 7.1   Access to Information.  The Acquiror shall afford Acquiree its accountants, counsel and other representatives (including the Acquiree Shareholders), reasonable access, during normal business hours, to the properties, books, records and personnel of the Acquiror at any time prior to the Closing in order to enable Acquiree obtain all information concerning the business, assets and properties, results of operations and personnel of the Acquiror as Acquiree may reasonably request.  No information obtained in the foregoing investigation by Acquiree pursuant to this Section 7.1 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Acquiror  to consummate the transactions contemplated hereby.

Section 7.2   Legal Requirements.  The Parties shall take all reasonable actions necessary or desirable to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement (including, without limitation, furnishing all information required in connection with approvals of or filings with any Governmental Authority, and prompt resolution of any litigation prompted hereby), and shall promptly cooperate with, and furnish information to, the other Parties to the extent necessary in connection with any such requirements imposed upon any of them in connection with the consummation of the transactions contemplated by this Agreement.

Section 7.3   Notification of Certain Matters.  Acquiree shall give prompt notice to the Acquiror, and the Acquiror shall give prompt notice to the Acquiree, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (i) any representation or warranty contained in this Agreement to be untrue or inaccurate at the Closing, such that the conditions set forth in Article IX hereof, as the case may be, would not be satisfied or fulfilled as a result thereof, or (ii) any material failure of any Acquiree, Acquiree Shareholder, or the Acquiror, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.  Notwithstanding the foregoing, the delivery of any notice pursuant to this Section 7.3 shall not limit or otherwise affect the rights and remedies available hereunder to the Party receiving such notice.

ARTICLE VIII
POST CLOSING COVENANTS

Section 8.1   General.  In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request.

Section 8.2   Litigation Support.  In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that existed on or prior to the Closing Date involving the Acquiror, each of the other Parties will cooperate with such Party and such Party’s counsel in the contest or defense, make available any personnel under their control, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party.

ARTICLE IX
CONDITIONS TO CLOSING

Section 9.1   Conditions to Obligation of the Parties Generally.  The Parties shall not be obligated to consummate the transactions to be performed by each of them in connection with the Closing if, on the Closing Date, (i) any Action shall be pending or threatened before any Governmental Authority wherein an Order or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (ii) any Law or Order which would have any of the foregoing effects shall have been enacted or promulgated by any Governmental Authority.

Section 9.2   Conditions to Obligation of the Acquiree Parties.  The obligations of the Acquiree and the Acquiree Shareholders to enter into and perform their respective obligations under this Agreement are subject, at the option of the Acquiree and the Acquiree Shareholders, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by the Acquiree and the Acquiree Shareholders in writing:

(a)   The representations and warranties of the Acquiror set forth in this Agreement shall be true and correct in all material respects as of the Closing Date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date);

(b)   The Acquiror shall have performed and complied with all of their covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by terms such as “material” and “Material Adverse Effect,” in which case the Acquiror shall have performed and complied with all of such covenants in all respects through the Closing;

(c)   No action, suit, or proceeding shall be pending or, to the Knowledge of the Acquiror, threatened before any Governmental Authority wherein an Order or charge would (A) affect adversely the right of the Acquiree Shareholders to own the Acquiror Shares or to control the Acquiror, or (B) affect adversely the right of the Acquiror to own its assets or to operate its business (and no such Order or charge shall be in effect), nor shall any Law or Order which would have any of the foregoing effects have been enacted or promulgated by any Governmental Authority;

(d)   Since the Reverse Merger no event, change or development shall exist or shall have occurred since the Acquiror Most Recent Fiscal Year End that has had or is reasonably likely to have a Material Adverse Effect on the Acquiror;

(e)   All consents, waivers, approvals, authorizations or Orders required to be obtained, and all filings required to be made, by the Acquiror for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated by this Agreement, shall have been obtained and made by the Acquiror and Acquiror shall have delivered proof of same to the Acquiree and Acquiree Shareholders;

(f)   Acquiror shall have filed all reports and other documents required to be filed by it under the U.S. federal securities laws through the Closing Date;

(g)   Acquiror shall have maintained its status as a company whose Common Stock is quoted on the Over-the-Counter Bulletin Board and no reason shall exist as to why such status shall not continue immediately following the Closing;

(h)   Trading in the Acquiror Common Stock shall not have been suspended by the SEC or any trading market (except for any suspensions of trading of not more than one trading day solely to permit dissemination of material information regarding the Acquiror) at any time since the date of execution of this Agreement, and the Acquiror Common Stock shall have been at all times since such date listed for trading on a trading market; and

(i)   Acquiror shall have maintained the eligibility of the Acquiror Common Stock for clearance and settlement through DTC and no reason shall exist as to why such eligibility shall not continue immediately following the Closing;

Section 9.3   Conditions to Obligation of the Acquiror Parties.  The obligations of the Acquiror to enter into and perform their respective obligations under this Agreement are subject, at the option of the Acquiror, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by the Acquiror in writing:

(a)   The representations and warranties of the Acquiree and the Acquire Shareholders set forth in this Agreement shall be true and correct in all material respects as of the Closing Date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date);

(b)   The Acquiree and the Acquire Shareholders shall have performed and complied with all of their covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by terms such as “material” and “Material Adverse Effect,” in which case the Acquiree and the Acquire Shareholders shall have performed and complied with all of such covenants in all respects through the Closing;

(c)   All consents, waivers, approvals, authorizations or Orders required to be obtained, and all filings required to be made, by the Acquiror for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated by this Agreement, shall have been obtained and made by the Acquiree and Acquiree shall have delivered proof of same to the Acquiror; and

(d)   All actions to be taken by the Acquiree and the Acquiree Shareholders in connection with consummation of the transactions contemplated hereby and all payments, certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Acquiror.

ARTICLE X
SURVIVAL

Section 10.1   Survival.  All representations, warranties, covenants, and obligations in this Agreement shall survive the Closing.  The right to indemnification, payment of damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation.  The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages, or other remedy based on such representations, warranties, covenants, and obligations.

ARTICLE XI
MISCELLANEOUS PROVISIONS

Except as otherwise expressly provided in this Agreement, each Party will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated by this Agreement, including all fees and expenses of agents, representatives, counsel, and accountants.  In the event of termination of this Agreement, the obligation of each Party to pay its own expenses will be subject to any rights of such Party arising from a breach of this Agreement by another Party.

Section 11.1   Confidentiality.

(a)   The Parties will maintain in confidence, and will cause their respective directors, officers, employees, agents, and advisors to maintain in confidence, any written, oral, or other information obtained in confidence from another Person in connection with this Agreement or the transactions contemplated by this Agreement, unless (a) such information is already known to such Party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such Party, (b) the use of such information is necessary or appropriate in making any required filing with the SEC, or obtaining any consent or approval required for the consummation of the transactions contemplated by this Agreement, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings.

(b)   In the event that any Party is required to disclose any information of another Person pursuant to clause (b) or (c) of Section 11.1(a) above, the Party requested or required to make the disclosure (the “disclosing party”) shall provide the Person that provided such information (the “providing party”) with prompt notice of any such requirement so that the providing party may seek a protective Order or other appropriate remedy and/or waive compliance with the provisions of this Section 11.1.  If, in the absence of a protective Order or other remedy or the receipt of a waiver by the providing party, the disclosing party is nonetheless, in the opinion of counsel, legally compelled to disclose the information of the providing party, the disclosing party may, without liability hereunder, disclose only that portion of the providing party’s information which such counsel advises is legally required to be disclosed, provided that the disclosing party exercises its reasonable efforts to preserve the confidentiality of the providing party’s information, including, without limitation, by cooperating with the providing party to obtain an appropriate protective Order or other relief assurance that confidential treatment will be accorded the providing party’s information.

(c)   If the transactions contemplated by this Agreement are not consummated, each Party will return or destroy all of such written information each party has regarding the other Parties.

Section 11.2   Notices.  All notices, demands, consents, requests, instructions and other communications to be given or delivered or permitted under or by reason of the provisions of this Agreement or in connection with the transactions contemplated hereby shall be in writing and shall be deemed to be delivered and received by the intended recipient as follows: (i) if personally delivered, on the Business Day of such delivery (as evidenced by the receipt of the personal delivery service), (ii) if mailed certified or registered mail return receipt requested, two (2) Business Days after being mailed, (iii) if delivered by overnight courier (with all charges having been prepaid), on the Business Day of such delivery (as evidenced by the receipt of the overnight courier service of recognized standing), or (iv) if delivered by facsimile transmission or other electronic means, including email, on the Business Day of such delivery if sent by 6:00 p.m. in the time zone of the recipient, or if sent after that time, on the next succeeding Business Day.  If any notice, demand, consent, request, instruction or other communication cannot be delivered because of a changed address of which no notice was given (in accordance with this Section 11.2), or the refusal to accept same, the notice, demand, consent, request, instruction or other communication shall be deemed received on the second business day the notice is sent (as evidenced by a sworn affidavit of the sender).  All such notices, demands, consents, requests, instructions and other communications will be sent to the following addresses or facsimile numbers as applicable:

If to Acquiror, to:	Actinium Pharmaceuticals, Inc. 501 Fifth Avenue, 3rd Floor New York, NY 10017 Attention: Sergio Traversa Telephone No.: (212) 300-2131 Facsimile No.:

With copies to:	The Matt Law Firm, PLLC 1701 Genesee Street Utica, New York 13501 Attention: Thomas Slusarczyk, Esq. Telephone No.: (315) 235-2299 Facsimile No.: (315) 624-7359

If to the Acquiree, to:	Actinium Corporation 501 Fifth Avenue, 3rd Floor New York, NY 10017 Attention: Sergio Traversa Telephone No.: (212) 300-2131 Facsimile No.: (800) 559-6927

If to the Acquiree Shareholders, to:	The applicable address set forth on Schedule I hereto.

or such other addresses as shall be furnished in writing by any Party in the manner for giving notices hereunder.

Section 11.3   Further Assurances.  The Parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other Parties may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

Section 11.4   Waiver.  The rights and remedies of the Parties are cumulative and not alternative.  Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.  To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Parties; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

Section 11.5   Entire Agreement and Modification.  This Agreement supersedes all prior agreements between the Parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter.  This Agreement may not be amended except by a written agreement executed by the Party against whom the enforcement of such amendment is sought.

Section 11.6   Assignments, Successors, and No Third-Party Rights.  No Party may assign any of its rights under this Agreement without the prior consent of the other Parties.  Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the Parties.  Except as set forth in Article XI hereof, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

Section 11.7   Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 11.8   Section Headings.  The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.  All references to “Article” or “Articles” or “Section” or “Sections” refer to the corresponding Article or Articles or Section or Sections of this Agreement, unless the context indicates otherwise.

Section 11.9   Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  Unless otherwise expressly provided, the word “including” shall mean including without limitation.  The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance.  If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of such representation, warranty, or covenant.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.

Section 11.10   Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

Section 11.11   Specific Performance.  Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the U.S. or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 11.12 below), in addition to any other remedy to which they may be entitled, at Law or in equity.

Section 11.12   Governing Law; Submission to Jurisdiction.  This Agreement shall be governed by and construed in accordance with the Laws of the State of New York without regard to conflicts of Laws principles.  Each of the Parties submits to the jurisdiction of any state or federal court sitting in the State of New York, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.  Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto.  Any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 11.2 above.  Nothing in this Section 11.12, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity.  Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.

Section 11.13   Waiver of Jury Trial.  EACH OF THE PARTIES HEREBY IRREVOCABLY WANES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signatures follow on next page]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first above written.

ACQUIROR:

ACTINIUM PHARAMCEUTICALS, INC. (FKA, CACTUS VENTURES, INC.)

By:	/s/ Sergio Traversa
Name:	Sergio Traversa
Title:	President and Chief Executive Officer

[Signatures continue on next page]

[Signature Page to Share Exchange Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first above written.

ACQUIREE:

ACTINIUM CORPORATION (FKA, ACTINIUM PHARMACEUTICALS. INC.)

By:	/s/ Sergio Traversa
Name:	Sergio Traversa
Title:	President

[Signature Page to Share Exchange Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first above written.

ACQUIREE SHAREHOLDERS:

IF AN INDIVIDUAL:

Name:

IF AN ENTITY:

NAME OF ENTITY:
[ ]

By: __________________________
Name:
Title:

[Signature Page to Share Exchange Agreement]

SCHEDULE I

Acquiree Shareholder	Total Acquiree Shares Held Prior to the Closing	Acquiror Common Shares to be Issued at the Closing

Total

II-1

SCHEDULE II

Acquiree Shareholder	Total Acquiree Options and Warrants Held Prior to the Closing	Acquiror Options and Warrants to be Issued at the Closing

Total

II-2